EXHIBIT 1.A(5)(d)


                               POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE CURRENT POLICY COSTS CONTINUE. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

  Male 55 No Tobacco

2nd Client
  Female 55 No Tobacco

Initial Total Face Amount: $1,000,000
Initial Death Benefit Option: A (Level)
Death Benefit Guarantee (DBG) to end of year: 27
Annual Premium: $11,140.00
Initial Minimum Annual Premium for DBG: $10,950.00

                                                                  CURRENT POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                      0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                   (-1.69% NET YRS 1-10, -1.04% YRS 11+)        (10.31% NET YRS 1-10, 10.96% YRS 11+)
                                 ------------------------------------------   -----------------------------------------
  END       END                                       CASH                                         CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER       DEATH       ACCUMULATION     SURRENDER       DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE        BENEFIT          VALUE          VALUE        BENEFIT
------   ---------   ---------   --------------   -----------   -----------   --------------   -----------   ----------
   1         56        11,140          9,178              0      1,000,000          10,350            350    1,000,000
   2         57        11,140         18,114          8,114      1,000,000          21,664         11,664    1,000,000
   3         58        11,140         26,809         16,809      1,000,000          34,037         24,037    1,000,000
   4         59        11,140         35,259         25,259      1,000,000          47,572         37,572    1,000,000
   5         60        11,140         43,460         33,460      1,000,000          62,378         52,378    1,000,000
                       ------
                       55,700

   6         61        11,140         51,405         42,405      1,000,000          78,577         69,577    1,000,000
   7         62        11,140         59,070         51,070      1,000,000          96,285         88,285    1,000,000
   8         63        11,140         66,424         59,424      1,000,000         115,626        108,626    1,000,000
   9         64        11,140         73,433         67,433      1,000,000         136,735        130,735    1,000,000
  10         65        11,140         80,061         75,061      1,000,000         159,760        154,760    1,000,000
                       ------
                      111,400

  11         66        11,140         86,952         82,952      1,000,000         186,235        182,235    1,000,000
  12         67        11,140         93,344         90,344      1,000,000         215,251        212,251    1,000,000
  13         68        11,140         99,200         97,200      1,000,000         247,082        245,082    1,000,000
  14         69        11,140        104,459        103,459      1,000,000         282,018        281,018    1,000,000
  15         70        11,140        109,048        109,048      1,000,000         320,388        320,388    1,000,000
                      -------
                      167,100

  20         75        11,140        118,645        118,645      1,000,000         579,350        579,350    1,000,000
  25         80        11,140        118,837        118,837      1,000,000       1,033,511      1,033,511    1,085,186
  30         85        11,140         43,805         43,805      1,000,000       1,798,247      1,798,247    1,888,159
  35         90        11,140              0              0              0       3,055,140      3,055,140    3,207,897
  40         95        11,140              0              0              0       5,145,988      5,145,988    5,197,448
  45        100        11,140              0              0              0       8,718,205      8,718,205    8,718,205

------------------
*Year 32, Month 7
 Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE MAXIMUM POLICY COSTS WERE CHARGED. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

  Male 55 No Tobacco

2nd Client
  Female 55 No Tobacco

Initial Total Face Amount: $1,000,000
Initial Death Benefit Option: A (Level)
Death Benefit Guarantee (DBG) to end of year: 27
Annual Premium: $11,140.00
Initial Minimum Annual Premium for DBG: $10,950.00

                                                            MAXIMUM GUARANTEED POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                      0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                            (-1.69% NET RETURN)                          (10.31% NET RETURN)
                                 ------------------------------------------   -----------------------------------------
  END       END                                       CASH                                         CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER       DEATH       ACCUMULATION     SURRENDER       DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE        BENEFIT          VALUE          VALUE        BENEFIT
------   ---------   ---------   --------------   -----------   -----------   --------------   -----------   ----------
   1         56        11,140         9,123               0      1,000,000          10,292            292    1,000,000
   2         57        11,140        17,976           7,976      1,000,000          21,510         11,510    1,000,000
   3         58        11,140        26,539          16,539      1,000,000          33,726         23,726    1,000,000
   4         59        11,140        34,791          24,791      1,000,000          47,014         37,014    1,000,000
   5         60        11,140        42,704          32,704      1,000,000          61,452         51,452    1,000,000
                       ------
                       55,700

   6         61        11,140        50,242          41,242      1,000,000          77,120         68,120    1,000,000
   7         62        11,140        57,359          49,359      1,000,000          94,094         86,094    1,000,000
   8         63        11,140        63,992          56,992      1,000,000         112,447        105,447    1,000,000
   9         64        11,140        70,059          64,059      1,000,000         132,241        126,241    1,000,000
  10         65        11,140        75,467          70,467      1,000,000         153,545        148,545    1,000,000
                       ------
                      111,400

  11         66        11,140        80,115          76,115      1,000,000         176,432        172,432    1,000,000
  12         67        11,140        83,895          80,895      1,000,000         200,989        197,989    1,000,000
  13         68        11,140        86,700          84,700      1,000,000         227,328        225,328    1,000,000
  14         69        11,140        88,388          87,388      1,000,000         255,557        254,557    1,000,000
  15         70        11,140        88,788          88,788      1,000,000         285,797        285,797    1,000,000
                      -------
                      167,100

  20         75        11,140        59,939          59,939      1,000,000         471,022        471,022    1,000,000
  25         80        11,140             0               0      1,000,000         746,868        746,868    1,000,000
  30         85        11,140             0               0              0       1,237,289      1,237,289    1,299,153
  35         90        11,140             0               0              0       2,012,371      2,012,371    2,112,989
  40         95        11,140             0               0              0       3,244,294      3,244,294    3,276,736
  45        100        11,140             0               0              0       5,345,449      5,345,449    5,345,448

------------------
*Year 28, Month 1
 Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

     This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

     This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

     The values illustrated comply with the Internal Revenue Code definition of life insurance.

     GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your agent or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

     NET ANNUAL RETURN. The net rate illustrated reflects a reduction from the gross rate to cover ReliaStar's mortality and expense risk charge and portfolio operating expenses. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.25% thereafter. For maximum guaranteed costs, the mortality and risk charge on an annual basis is equal to 0.90%. An average portfolio operating expense of 0.79% is deducted from the gross return. The actual portfolio expense deducted would vary based on the premium allocation specified.

     SUB-ACCOUNT ALLOCATION. This illustration assumes that the net premiums (after expense deductions) have been allocated to the Variable Account. Variable Estate Design offers the policy owner the opportunity to select those sub-accounts that most clearly reflect their own tolerance for risk. Sub-accounts and their allocations are selected initially and can be changed or transferred between the sub-accounts of the policy without creating a taxable event. Transfers between sub-accounts can be made up to 24 times per year (4 guaranteed) without charge. We reserve the right to charge up to $25.00 per transfer.

     FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4% on amounts credited to the account. ReliaStar has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

     MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $912.50 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

     DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect for 27 policy years provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing during this period even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee allows for financial security regardless of sub-account performance. Please see the Prospectus for a full explanation of this provision.

     DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a monthly amount charge (for 20 policy years after issue or any increase), a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

     POLICY SPLIT OPTION RIDER. Allows the policyowner to split the policy into two individual cash value life insurance policies in the event of a divorce of the insureds, dissolution of a business partnership of the insured, or if there is a change in the federal estate tax laws that would eliminate the unlimited marital deduction or reduce by at least 50% the estate taxes payable at death. Evidence of insurability on each insured may be required to exercise this option. There is no cost for this rider.

     TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a

Modified Endowment Contract (MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 591/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

     ISSUER. Variable Estate Design is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-221 (may vary by state).

PREMIUM LIMITS SUMMARY.


   Minimum First Year Annual Premium:      $ 10,950.00
   Initial Guideline Level Premium:        $ 20,751.99
   Initial Guideline Single Premium:       $224,694.10
   Initial MEC 7-pay Premium:              $ 52,509.80

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                VARIABLE ACCOUNT

THIS PAGE SUMMARIZES INFORMATION FROM THE PREVIOUS LEDGER PAGES AND OUTLINES SOME IMPORTANT POLICY PROVISIONS. REVIEW THE INFORMATION PRESENTED BELOW. IF ACCEPTABLE SIGN, DATE, AND RETURN THIS ILLUSTRATION, ALONG WITH THE APPLICATION FOR INSURANCE, TO RELIASTAR LIFE INSURANCE COMPANY.

PREPARED FOR:

  Male 55 No Tobacco

2nd Client
  Female 55 No Tobacco

Initial Total Face Amount: $1,000,000
Initial Death Benefit Option: A (Level)
Death Benefit Guarantee (DBG) to end of year: 27
Annual Premium: $11,140.00
Initial Minimum Annual Premium for DBG: $10,950.00

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

                                 GUARANTEED COSTS                              CURRENT COSTS
                           ---------------------------   ---------------------------------------------------------
                                                          0.00% GROSS ANNUAL RETURN     12.00% GROSS ANNUAL RETURN
                            0.00% GROSS ANNUAL RETURN       (-1.69% NET YRS 1-10,         (10.31% NET YRS 1-10,
                               (-1.69% NET RETURN)             -1.04% YRS 11+)               10.96% YRS 11+)
                           ---------------------------   ---------------------------   ---------------------------
Year 10
 Cash Surrender Value:                 70,467                        75,061                       154,760
 Death Benefit:                     1,000,000                     1,000,000                     1,000,000

Year 20
 Cash Surrender Value:                 59,939                       118,645                       579,350
 Death Benefit:                     1,000,000                     1,000,000                     1,000,000

Projected age when
 Death Benefit Ends:                       27                            31                            45

------------------
You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I UNDERSTAND THAT:

     PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

     RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying sub-accounts. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

     INSURANCE PROTECTION. The policy provides insurance protection until the younger insured's age 100, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. After age 100, the policy stays in force, but the death benefit reduces to equal the accumulation value.

     SUB-ACCOUNT ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more sub-accounts, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a sub-account, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any sub-account(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.0% (the Fixed Account is not available in New Jersey).

     SELECTED PORTFOLIO. The sub-accounts I select have varying portfolio operating expenses. Changes to the selected sub-accounts and the allocation percentages will have an impact on the policy cash values. This illustration assumes the average portfolio expense of all underlying portfolios is deducted.

     ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

     CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges, amount charges, and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 15 years after issue or an increase, a surrender charge will be imposed.

     LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and we may lapse the policy. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate.

     TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



--------------------------------------------       -------------------------
APPLICANT OR POLICY OWNER                          DATE



--------------------------------------------       -------------------------
APPLICANT OR POLICY OWNER                          DATE



------------------    ----------------------
DATE OF PROSPECTUS    PROSPECTUS FORM NUMBER



--------------------------------------------       -------------------------
JOHN R. PEMBLE                                     DATE